Exhibit 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

4,000,000 Depositary Shares

Each Representing 1/10 of a 6.625% Series J Cumulative Redeemable

Preferred Share (Par Value $0.01 Per Share)

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

TERMS AGREEMENT

Dated: July 24, 2003

To:                              Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

We understand that Duke Realty Corporation, an Indiana corporation (the “Company”), proposes to issue and sell 4,000,000 depositary shares (the “Depositary Shares”) each representing 1/10 of a 6.625% Series J Cumulative Redeemable Preferred Share, par value $0.01 (collectively, the “Series J Preferred Shares”), of the Company (such Depositary Shares being collectively hereinafter referred to as the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase the Initial Securities (as defined in the Underwriting Agreement referred to below) and the Option Securities (as defined in the Underwriting Agreement referred to below) to the extent any are purchased, at the purchase price set forth below.  For purposes of this offering, the term “Registration Statement” (as defined in the Underwriting Agreement referred to below) means the registration statement on Form S-3 (No. 333-37920).

Underwriter	Number of Shares Of Initial Underwritten Securities

Merrill Lynch, Pierce, Fenner & Smith Incorporated	800,000
Morgan Stanley & Co. Incorporated	800,000
A.G. Edwards & Sons, Inc.	800,000
Deutsche Bank Securities Inc.	800,000
Wachovia Capital Markets, LLC	800,000

The Underwritten Securities shall have the following terms:

Title of securities:	Depositary Shares each representing 1/10 of a 6.625% Series J Cumulative Redeemable Preferred Share (Par Value $0.01 Per Share) (Liquidation Preference Equivalent to $25.00 Per Depositary Share).

Number of shares:	4,000,000

Public offering price per share:	$25.00, plus accumulated dividends, if any, from the date of original issue.

Purchase price per share:	$24.2125

Number of Option Securities, if any, that may be purchased by the Underwriters:	600,000

Dividend rate:

Cumulative dividends in the amount of 6.625% of the liquidation preference per annum (equivalent to $1.65625 per annum per Depositary Share); payable quarterly on or about the last calendar day of each February, May, August and November of each year, commencing on December 1, 2003.

Voting and other rights:

If distributions on the Series J Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Underwritten Securities (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors to serve on the Board of Directors of the Company until all distribution arrearages are paid.

Additional co-manager:	Morgan Stanley & Co. Incorporated

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Liquidation preference:	$25.00 per Depositary Share.

Ranking:

The Underwritten Securities will rank pari passu with any other preferred shares (except the Series C Junior Preferred Stock to which the Underwritten Securities rank senior) and will rank senior to the Common Stock of the Company and any other shares of the Company ranking junior to the Series J Preferred Shares.

Conversion provision:	The Series J Preferred Shares are not convertible or exchangeable for any other property or securities of the Company.

Redemption provisions:

The Depositary Shares may be redeemed, in whole or in part at the option of the Company, as of August 25, 2008, at a redemption price of $25.00 per Depositary Share, plus accrued and unpaid distributions thereon to the date fixed for redemption, without interest.

Sinking fund provisions:	None

Closing time, date and location:	August 25, 2003, 10:00 a.m., New York City Time, Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166

Other Terms:	Sections 3(o) and 5(h) of the Underwriting Agreement are inapplicable to this transaction.

All the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities – Underwriting Agreement” are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

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Please accept this offer no later than 5 o’clock P.M. (New York City time) on July 24, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
MORGAN STANLEY & CO. INCORPORATED

By: MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

		By:	/s/ Alex Rubin
For Themselves and as Representatives of the other named underwriters
Name: Alex Rubin
Title: Director

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Matthew A. Cohoat
Name: Matthew A. Cohoat
Title: SVP & Controller

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:	/s/ Matthew A. Cohoat
Name: Matthew A. Cohoat
Title: SVP & Controller

Annex A

Underwriting Agreement